Exhibit 99.1

CONTACT:	Barry Susson		Brendon Frey
	Chief Financial Officer		Senior Vice President
	(215) 676-6000		(203) 682-8200
OR
OF:	Deb Shops, Inc.		Integrated Corporate Relations
	9401 Blue Grass Road		450 Post Road East
	Philadelphia, PA 19114		Westport, CT 06880

DEB SHOPS REPORTS SECOND QUARTER AND SIX MONTH RESULTS
Philadelphia, PA — August 23, 2007 — Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the second quarter and six months periods ended July 31, 2007.
For the second quarter of fiscal 2008, net sales increased 2.8% to $77.7 million compared to $75.7 million in the second quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $29.9 million resulting in a gross margin of 38.4% for the period. This compares to gross profit of $28.5 million and a 37.7% gross margin in the second quarter of fiscal 2007. Second quarter net income was $6.2 million compared to $5.9 million in the year ago period, while diluted earnings per share were $0.43 compared to $0.41 in last year’s second quarter.
As of July 31, 2007, the Company had $130.9 million in cash and marketable securities, shareholders’ equity of $149.5 million, and no debt.
Net sales for the first six months of fiscal 2008 increased 2.8% to $161.5 million from $157.1 for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, increased to $53.1 million resulting in a gross margin of 32.9% for the period. This compared to gross profit of $51.4 million and a 32.7% gross margin in the comparable prior year period. Net income for the period was $8.7 million, or $0.61 per diluted share, versus $8.6 million, or $0.60 per diluted share in the first half of fiscal 2007.
Marvin Rounick, President and CEO of Deb Shops, stated: “Our second quarter results were in-line with internal expectations and when combined with our first quarter performance, represent a solid first half of fiscal 2008. During the past six months we have refined our merchandise assortment, increased the penetration of our plus size business and continued our store expansion and remodel programs.”
During the second quarter of fiscal 2008, Deb Shops opened three new stores, remodeled six existing locations and closed one store. The Company also added a net of two plus-size departments and as of July 31, 2007, operated plus-size departments in 188 Deb Shops stores. For the year-to-date period, Deb Shops opened five new stores, remodeled nine existing locations and closed four stores.

Barry Susson, CFO of Deb Shops added, “We are pleased with our year-to-date performance, particularly given the challenging retail environment and the later start to the back-to-school selling season. We believe the progress we have made over the past several years to create a stronger, more well-balanced operating platform has enabled us to improve our financial position and continue to return value to our shareholders.”
Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 338 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.
Merger Agreement
As previously announced on July 27, 2007, the Company signed a definitive merger agreement in which Lee Equity Partners, LLC through its affiliate DSI Holdings, LLC (“DSI”) will acquire 100% of the outstanding shares of Deb Shops for $27.25 per share of common stock in an all-cash transaction. Consummation of the proposed merger is subject to certain conditions.
Due to the signing of the merger agreement, the Company has discontinued providing earnings guidance and will not hold a second quarter earnings conference call.
Important Merger Information
In connection with the proposed merger, Deb Shops intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”), and Deb Shops and DSI intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed acquisition, shareholders of Deb Shops are urged to read all relevant documents filed with the SEC when they become available, including Deb Shops’ proxy statement, because they will contain important information about the proposed transaction, Deb Shops and DSI. A definitive proxy statement will be sent to holders of Deb Shops stock seeking their approval of the proposed transaction.
Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Deb Shops shareholders may obtain free copies of the documents filed with the SEC when available by contacting Deb Shops’ Barry J. Susson, Chief Financial Officer and Assistant Secretary. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Deb with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Deb Shops and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Deb Shops is available in the 2006 Annual Report on Form 10-K, filed with the SEC on April 13, 2007, and the proxy statement for Deb Shops’ 2007 annual meeting of shareholders, filed with the SEC on April 26, 2007.

Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.
(tables to follow)
Income Statement Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Net sales	$161,518,679	$157,116,016	$77,739,230	$75,658,460
Cost of sales, including buying and occupancy costs	108,380,674	105,736,083	47,883,642	47,162,694

Gross profit	53,138,005	51,379,933	29,855,588	28,495,766

Operating expenses:
Selling and administrative	39,741,646	37,705,128	20,406,868	19,450,105
Depreciation and amortization	2,531,390	2,574,589	1,281,578	1,310,441

	42,273,036	40,279,717	21,688,446	20,760,546

Operating income	10,864,969	11,100,216	8,167,142	7,735,220
Other income, principally interest	2,452,935	2,100,026	1,239,373	1,166,952

Income before income taxes	13,317,904	13,200,242	9,406,515	8,902,172
Income tax provision	4,595,000	4,600,000	3,246,000	3,040,000

Net income	$8,722,904	$8,600,242	$6,160,515	$5,862,172

Net income per common share
Basic	$0.61	$0.60	$0.43	$0.41

Diluted	$0.61	$0.60	$0.43	$0.41

Weighted average number of common shares outstanding
Basic	14,330,454	14,325,600	14,330,808	14,327,808

Diluted	14,350,002	14,347,929	14,349,493	14,343,532

EBITDA(1)	$13,396,359	$13,674,805	$9,448,720	$9,045,661

Balance Sheet Highlights (Unaudited)

	July 31, 2007	July 31, 2006
Cash and cash equivalents	$20,034,824	$23,998,950
Marketable securities	$110,900,000	$92,000,000
Merchandise inventories	$33,973,207	$36,722,679
Total current assets	$169,611,580	$157,685,099
Property, plant and equipment, net	$26,354,829	$24,319,140
Total assets	$208,943,589	$191,497,306
Total current liabilities	$38,467,524	$42,841,828
Long-term liabilities	$20,944,073	$11,864,275
Total liabilities	$59,411,597	$54,706,103
Shareholders’ equity	$149,531,992	$136,791,203
(1)EBITDA Reconciliation (Unaudited)

	Six Months Ended		Three Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Net income	$8,722,904	$8,600,242	$6,160,515	$5,862,172
Income tax provision	4,595,000	4,600,000	3,246,000	3,040,000
Depreciation and amortization	2,531,390	2,574,589	1,281,578	1,310,441
Other income, principally interest	(2,452,935)	(2,100,026)	(1,239,373)	(1,166,952)

EBITDA	$13,396,359	$13,674,805	$9,448,720	$9,045,661

(1)	EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.